Exhibit 99.1

Willdan Group Reports

Third Quarter 2018 Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. – November 1, 2018 – Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its third quarter ended September 28, 2018.

Third Quarter 2018 Highlights

•	Consolidated Contract Revenue of $71.4 million
•	Net Revenue of $34.5 million
•	Net Income of $3.3 million
•	Diluted earnings per share of $0.35, including Lime transaction costs
•	Adjusted diluted earnings per share of $0.52
•	Cash flow from operations of $7.5 million

For the third quarter of 2018, Willdan reported consolidated contract revenue of $71.4 million and net income of $3.3 million, or $0.35 per diluted share.  This compares with consolidated contract revenue of $69.0 million and net income of $2.9 million, or $0.31 per diluted share, for the third quarter of 2017.  Third quarter 2018 results include $0.6 million of third party transaction costs associated with the future acquisition of Lime Energy. For the third quarter of 2018, Net Revenue, defined as revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), was $34.5 million, up 9.0% compared to the same period in fiscal year 2017. The tax rate for the third quarter of 2018 was 33% versus the Company’s full-year 2018 guidance of 23%.

“We delivered another solid quarter, while generating strong cash flow from operations,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer. “Our new business pipeline continues to be at a record level, driven by growth opportunities in newer geographic markets and emerging areas of the energy efficiency services market such as microgrids and natural gas load pockets.”

“We anticipate completing our acquisition of Lime Energy in the fourth quarter, which will significantly expand and diversify our client base and geographic presence across the United States.  As a larger company, we believe we will be more competitive across the entire landscape of the energy efficiency services market and improve our positioning for anticipated upcoming program expansions in California and the Northeastern United States,” said Mr. Brisbin.

Third Quarter 2018 Financial Highlights

Consolidated contract revenue for the third quarter of 2018 was $71.4 million, an increase of 3.4% from $69.0 million for the third quarter of 2017.  Contract revenue for the Energy segment was $50.1 million for the third quarter of 2018, an increase of 0.1%, which was primarily increases in revenue from Newcomb Anderson McCormick, Inc. (“NAM”), which was acquired on April 30, 2018 and an increase in data analytics revenue from our acquisition of Integral Analytics, Inc. (“Integral Analytics”), partially offset by a reduction in subcontracted pass-through revenue.  Contract revenue for the Engineering and Consulting segment was $21.3 million, an increase of 12.3% from the third quarter of 2017.

Net Revenue for the third quarter of 2018 was $34.5 million, an increase of 9.0% from $31.7 million for the third quarter of 2017.  The increase was primarily due to a ramp up in new programs within the Energy segment replacing high revenue and high pass-through cost projects with lower revenue and lower pass-through costs project, and an increase in data analytics revenue.  Net Revenue in the Energy segment was $20.2 million for the third quarter of 2018, an increase of 17.6% over the same period last year.  Net Revenue in the Engineering and Consulting segment was $14.4 million for the third quarter of 2018, a decrease of 1.2% over the same period last year.

Direct costs of contract revenue were $48.1 million for the third quarter of 2018, a decrease of 1.4%, from $48.7 million for the third quarter of 2017.  The decrease was primarily due to reduced pass-through subcontractor expenses related to certain Energy segment projects.

Total general and administrative expenses for the third quarter of 2018 was $18.4 million, an increase of 14.4% from $16.1 million for the third quarter of 2017, driven primarily by increased costs largely related to personnel added through the acquisitions of Integral Analytics and NAM and transaction costs associated with the future acquisition of Lime Energy, partially offset by a decrease in other general administrative expense due to better cost control and leveraging overhead costs.

Income tax expense was $1.6 million in the third quarter of 2018, compared to $1.3 million for the prior year period.  The higher than expected tax rate for the third quarter of 2018 was attributable to adjustments in tax deductions related to Section 179D.

Net income for the third quarter of 2018 was $3.3 million, or $0.35 per diluted share, as compared to net income of $2.9 million, or $0.31 per diluted share, for the third quarter of 2017.  The increase in net income was primarily driven by higher net revenue.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $7.1 million for the third quarter of 2018, an increase of 3.6% from $6.8 million for the third quarter of 2017.

Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) was $6.4 million for the third quarter of 2018, an increase of 39.9% from $4.6 million for the third quarter of 2017.  The increase in Adjusted Net Income was primarily due to higher net revenues, as compared to the third quarter of 2017.  Adjusted Diluted EPS (see “Use of Non-GAAP Financial Measures” below) for the third quarter of 2018 was $0.56, an increase of 27.3% from $0.44 for the third quarter of 2017.

Nine Months 2018 Financial Highlights

Consolidated contract revenue for the nine months ended September 28, 2018 was $185.8 million, a decrease of 11.2% from $209.2 million for the nine months ended September 29, 2017.  Consolidated contract revenue for the Energy segment was $129.1 million for the nine months ended September 28, 2018, a decline of 16.1% from $153.9 million for the nine months ended September 29, 2017, primarily attributable to the reduction in pass-through subcontractor costs, for which the Company receives little or no margin.  Consolidated contract revenue for the Engineering and Consulting segment was $56.7 million for the nine months ended September 28, 2018, an increase of 2.5% from $55.3 million for the nine months ended September 29, 2017.

Net Revenue for the nine months ended September 28, 2018 was $99.4 million, an increase of 10.0% from $90.3 million for the nine months ended September 29, 2017.  The increase was primarily due to a ramp up in new programs within the Energy segment with lower pass-through costs replacing projects with higher pass-through costs and an increase in revenue from NAM and Integral Analytics. Net Revenue in the Energy segment was $56.7 million for the nine months ended September 28, 2018, an increase of 17.1% from $48.4 million for the nine months ended September 29, 2017.  Net Revenue in the Engineering and Consulting segment was $42.6 million for the nine months ended September 28, 2018, an increase of 1.8% from $41.9 million for the nine months ended September 29, 2017.

Direct costs of contract revenue were $119.8 million for the nine months ended September 28, 2018, a decrease of 21.4%, from $152.5 million for the nine months ended September 29, 2017.  The decrease was primarily due to reduced pass-through subcontractor expenses related to our Energy segment work.

Total general and administrative expenses for the nine months ended September 28, 2018 was $54.9 million, an increase of 19.4% from $46.0 million for the nine months ended September 29, 2017, driven primarily by an increase in salaries and wages and employee benefits and an increase in stock-based compensation.

Income tax expense was $2.2 million for the nine months ended September 28, 2018, compared to $1.8 million for the nine months ended September 29, 2017.  For both nine month periods, the difference between the tax expense recorded and the expense that would be recorded by applying each year’s federal statutory rate was attributable to various tax deductions.

Net income for the nine months ended September 28, 2018 was $8.8 million, or $0.95 per diluted share, as compared to net income of $8.8 million, or $0.97 per diluted share, for the nine months ended September 29, 2017.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $18.8 million for the nine months ended September 28, 2018, an increase of 13.2% from $16.7 million for the nine months ended September 29, 2017.  Adjusted EBITDA as a percentage of Net Revenue, was 19.0 % for the nine months ended September 28, 2018, as compared with 18.4% for the nine months ended September 29, 2017.

Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) was $16.0 million for the nine months ended September 28, 2018, an increase of 25.9% from $12.7 million for the nine months ended September 29, 2017.  The increase in Adjusted Net Income was primarily due to an increase in Net Revenue, as compared to the nine months ended September 29, 2017.  Adjusted Diluted EPS (see “Use of Non-GAAP Financial Measures” below) was $1.56 for the nine months ended September 28, 2018, an increase of 18.2% from $1.32 for the nine months ended September 29, 2017.

Balance Sheet

Willdan reported $16.7 million in cash and cash equivalents at September 28, 2018, as compared to $14.4 million at December 29, 2017.  The increase in cash and cash equivalents was primarily due to net cash provided by operating activities of $11.6 million, offset by net cash used in financing and investing activities of $5.6 million and $3.7 million, respectively.  The net cash used in financing activities was primarily payments of contingent consideration related to our prior acquisitions and repayments under our line of credit.

Outlook

Willdan is updating its financial targets for 2018 as a result of the follow-on equity offering and the pending transaction of Lime Energy.  Willdan anticipates that the Lime Energy transaction will close in the fourth quarter of 2018 and is thus including approximately one month of contribution to our 2018 forecasted results.  Willdan’s targeted Adjusted Diluted EPS adds back Lime Energy transaction costs, non-cash intangible amortization and non-cash stock compensation.  A reconciliation to GAAP is provided in a table below.

•	Net Revenue of $130 - $140 million
•	Adjusted Diluted EPS of $1.98 - $2.03
•	Effective tax rate of approximately 24%
•	Diluted share count of 10.1 million shares
•	Depreciation of approximately $2.2 million
•	Amortization of approximately $3.5 million

Over the long-term, Willdan continues to target both organic and acquisitive Net Revenue growth of greater than 10%, resulting in total Net Revenue growth of greater than 20% per year.

Conference Call Details and Investor Report

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, November 1, 2018, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 866-548-4713 and providing conference ID 7722489.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 7722489.  The replay will be available through November 15, 2018.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to our clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment is a non-GAAP financial measure.  Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. Willdan’s definition of Adjusted EBITDA may also differ from those of many companies reporting similarly named measures. Willdan believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-operational items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization and transaction costs is a non-GAAP financial measure. Adjusted Net Income is a supplemental measure used by Willdan’s management to measure its operating performance. Adjusted Net Income has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP. A reconciliation of net income as reported in accordance with GAAP to Adjusted Net Income is provided at the end of this press release.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Diluted EPS is a supplemental measure used by Willdan’s management to measure its operating performance. Adjusted Diluted EPS differs in this press release from the similarly named non-GAAP financial measure Willdan has previously reported in prior periods in that Willdan adds back intangible amortization and transaction costs, net of tax. Adjusted Diluted EPS has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, diluted EPS as determined in accordance with GAAP. A reconciliation of diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS is provided at the end of this press release.

Willdan’s definition of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue and net income.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding Willdan’s targets for fiscal year 2018 and the expected benefits of Willdan’s pending acquisition of Lime Energy and its prior acquisitions of Integral Analytics, Inc. and NAM. All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, Willdan’s ability to complete its pending acquisition of Lime Energy and, if completed, to obtain the anticipated benefits therefrom adequately complete projects in a timely manner, Willdan’s ability to satisfy the conditions precedent to borrowing under the delayed draw term loan facility of its new credit facilities and, if it borrows under the delayed draw term loan facility, Willdan’s ability to make principal and interest payments as they come due and comply with applicable financial maintenance covenants, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awards through bidding processes and Willdan’s ability to successfully integrate its acquisitions and execute on its growth strategy.

The above is not a complete list of factors or events that could cause actual results to differ from Willdan’s expectations, and Willdan cannot predict all of them. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 29, 2017 and the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2018, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports

on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 28,	December 29,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$16,681,000	$14,424,000
Accounts receivable, net of allowance for doubtful accounts of $296,000 and $369,000 at September 28, 2018 and December 29, 2017, respectively	19,725,000	38,441,000
Contract assets	43,752,000	24,732,000
Other receivables	315,000	1,833,000
Prepaid expenses and other current assets	3,549,000	3,760,000
Total current assets	84,022,000	83,190,000
Equipment and leasehold improvements, net	5,042,000	5,306,000
Goodwill	40,187,000	38,184,000
Other intangible assets, net	10,454,000	10,666,000
Other assets	904,000	826,000
Total assets	$140,609,000	$138,172,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,979,000	$20,826,000
Accrued liabilities	21,804,000	23,293,000
Contingent consideration payable	4,020,000	4,246,000
Contract liabilities	5,001,000	7,321,000
Notes payable	—	383,000
Capital lease obligations	216,000	289,000
Total current liabilities	50,020,000	56,358,000
Contingent consideration payable	1,949,000	5,062,000
Notes payable	—	2,500,000
Capital lease obligations, less current portion	193,000	160,000
Deferred lease obligations	599,000	614,000
Deferred income taxes, net	1,582,000	2,463,000
Other noncurrent liabilities	468,000	363,000
Total liabilities	54,811,000	67,520,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 8,921,000 and 8,799,000 shares issued and outstanding at September 28, 2018 and December 29, 2017, respectively	89,000	88,000
Additional paid-in capital	56,739,000	50,976,000
Retained earnings	28,970,000	19,588,000
Total stockholders’ equity	85,798,000	70,652,000
Total liabilities and stockholders’ equity	$140,609,000	$138,172,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2018	2017	2018	2017

Contract revenue	$71,386,000	$69,007,000	$185,814,000	$209,191,000

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	11,233,000	11,425,000	33,358,000	33,594,000
Subcontractor services and other direct costs	36,840,000	37,310,000	86,453,000	118,881,000
Total direct costs of contract revenue	48,073,000	48,735,000	119,811,000	152,475,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	11,125,000	8,691,000	31,875,000	26,092,000
Facilities and facility related	1,492,000	1,235,000	4,087,000	3,478,000
Stock-based compensation	1,705,000	896,000	4,431,000	1,992,000
Depreciation and amortization	1,117,000	1,053,000	3,292,000	2,896,000
Other	2,961,000	4,214,000	11,226,000	11,548,000
Total general and administrative expenses	18,400,000	16,089,000	54,911,000	46,006,000
Income from operations	4,913,000	4,183,000	11,092,000	10,710,000

Other income (expense):
Interest expense, net	(22,000)	(23,000)	(75,000)	(88,000)
Other, net	17,000	18,000	36,000	56,000
Total other expense, net	(5,000)	(5,000)	(39,000)	(32,000)
Income before income taxes	4,908,000	4,178,000	11,053,000	10,678,000

Income tax expense	1,597,000	1,292,000	2,224,000	1,839,000
Net income	$3,311,000	$2,886,000	$8,829,000	$8,839,000

Earnings per share:
Basic	$0.37	$0.33	$1.00	$1.03
Diluted	$0.35	$0.31	$0.95	$0.97

Weighted-average shares outstanding:
Basic	8,844,000	8,730,000	8,798,000	8,580,000
Diluted	9,343,000	9,248,000	9,283,000	9,138,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 28,	September 29,
	2018	2017
Cash flows from operating activities:
Net income	$8,829,000	$8,839,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,391,000	2,976,000
Deferred income taxes, net	(1,460,000)	1,784,000
(Gain) loss on sale/disposal of equipment	(17,000)	26,000
Provision for (recovery of) doubtful accounts	317,000	(98,000)
Stock-based compensation	4,431,000	1,992,000
Accretion and fair value adjustments of contingent consideration	(713,000)	779,000
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	19,492,000	(5,061,000)
Contract assets	(18,252,000)	(8,200,000)
Other receivables	1,518,000	(1,071,000)
Prepaid expenses and other current assets	78,000	(167,000)
Other assets	(78,000)	44,000
Accounts payable	(1,960,000)	5,408,000
Accrued liabilities	(1,672,000)	(3,340,000)
Contract liabilities	(2,320,000)	(1,812,000)
Deferred lease obligations	(15,000)	(64,000)
Net cash provided by operating activities	11,569,000	2,035,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(720,000)	(1,826,000)
Proceeds from sale of equipment	41,000	—
Cash paid for acquisitions, net of cash acquired	(2,994,000)	(14,603,000)
Net cash used in investing activities	(3,673,000)	(16,429,000)
Cash flows from financing activities:
Payments on contingent consideration	(3,768,000)	(1,659,000)
Payments on notes payable	(383,000)	(3,270,000)
Repayments under line of credit	(2,500,000)	—
Principal payments on capital lease obligations	(321,000)	(323,000)
Proceeds from stock option exercise	476,000	1,751,000
Proceeds from sales of common stock under employee stock purchase plan	1,299,000	830,000
Unregistered sales of equity securities and use of proceeds	(442,000)	—
Net cash used in financing activities	(5,639,000)	(2,671,000)
Net increase (decrease) in cash and cash equivalents	2,257,000	(17,065,000)
Cash and cash equivalents at beginning of period	14,424,000	22,668,000
Cash and cash equivalents at end of period	$16,681,000	$5,603,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$75,000	$88,000
Income taxes	2,061,000	2,142,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of common stock related to business acquisitions	—	3,099,000
Contingent consideration related to business acquisitions	943,000	5,400,000
Other payable for working capital adjustment	698,000	1,881,000
Equipment acquired under capital leases	281,000	263,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
Consolidated	2018	2017	2018	2017
Contract revenue	$71,386,000	$69,007,000	$185,814,000	$209,191,000
Subcontractor services and other direct costs	36,840,000	37,310,000	86,453,000	118,881,000
Net Revenue	$34,546,000	$31,697,000	$99,361,000	$90,310,000

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
Energy segment	2018	2017	2018	2017
Contract revenue	$50,085,000	$50,031,000	$129,143,000	$153,878,000
Subcontractor services and other direct costs	29,919,000	32,883,000	72,413,000	105,432,000
Net Revenue	$20,166,000	$17,148,000	$56,730,000	$48,446,000

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
Engineering and Consulting segment	2018	2017	2018	2017
Contract revenue	$21,301,000	$18,976,000	$56,671,000	$55,313,000
Subcontractor services and other direct costs	6,921,000	4,427,000	14,040,000	13,449,000
Net Revenue	$14,380,000	$14,549,000	$42,631,000	$41,864,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2018	2017	2018	2017
Net income	$3,311,000	$2,886,000	$8,829,000	$8,839,000
Interest expense	22,000	23,000	75,000	88,000
Income tax expense	1,597,000	1,292,000	2,224,000	1,839,000
Stock-based compensation	1,705,000	896,000	4,431,000	1,992,000
Interest accretion(1)	(1,335,000)	498,000	(713,000)	779,000
Depreciation and amortization	1,148,000	1,106,000	3,391,000	2,976,000
Transaction costs(2)	621,000	120,000	621,000	140,000
Gain on sale of equipment	—	—	(14,000)	—
Adjusted EBITDA	$7,069,000	$6,821,000	$18,844,000	$16,653,000

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contigent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2018	2017	2018	2017
Net income	$3,311,000	$2,886,000	$8,829,000	$8,839,000
Adjustment for stock-based compensation	1,705,000	896,000	4,431,000	1,992,000
Adjustment for intangible amortization	748,000	661,000	2,148,000	1,757,000
Adjustment for transaction costs	621,000	120,000	621,000	140,000
Adjusted Net Income	6,385,000	4,563,000	16,029,000	12,728,000

Diluted weighted-average shares outstanding	9,343,000	9,248,000	9,283,000	9,138,000

Diluted earnings per share	$0.35	$0.31	$0.95	$0.97
Impact of adjustment:
Stock-based compensation, net of tax	0.12	0.07	0.38	0.18
Intangible amortization, net of tax	0.05	0.05	0.18	0.16
Transaction costs, net of tax	0.04	0.01	0.05	0.01
Adjusted Diluted EPS	$0.56	$0.44	$1.56	$1.32

Willdan Group, Inc. and Subsidiaries

Reconciliation of Diluted EPS to Adjusted Diluted EPS Guidance

(Non-GAAP Measure)

	2018 Guidance

	High	Low
Diluted earnings per share	$1.26	$1.21
Stock-based compensation, net of tax	0.45	0.45
Intangible amortization, net of tax	0.27	0.27
Transaction costs, net of tax	0.05	0.05
Adjusted Diluted EPS	$2.03	$1.98

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com